Exhibit 10.1

INVESTMENT AGREEMENT
between

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
as the Company,

BROOKFIELD ASSET MANAGEMENT INC.
as the Purchaser

and

BURGUNDY ACQUISITIONS I LTD.
as the Purchaser Subsidiary

Dated as of October 17, 2020

i

	6.1	Organization and Good Standing	10
	6.2	Due Authorization	10
	6.3	Enforceability	10
	6.4	No Violation or Default	11
	6.5	No Conflicts	11
	6.6	No Consents Required	11
	6.7	Investment Representations	11
	6.8	Available Funds	12
	6.9	No Brokers	12
	6.10	Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans	12
	6.11	No Other Representations	13
7.	Covenants		13
	7.1	Board Representation	13
	7.2	Compliance with Laws	15
	7.3	Restrictive Legends	15
	7.4	Ownership Limitations	15
	7.5	Standstill	16
	7.6	Transfers of Shares	19
	7.7	Voting Requirement	20
	7.8	Registration Rights	21
	7.9	Reinsurance Agreement	21
	7.10	Regulatory Approvals	21
8.	Termination		23
	8.1	Termination	23
	8.2	Effects of Termination	24
9.	Definitions		24
	9.1	Certain Defined Terms	24
10.	Survival of Representations and Warranties		28
11.	Amendments and Waivers		28
12.	Notices, etc		28
13.	Construction		29
14.	Publicity		30
15.	Specific Performance		30
16.	Governing Law		30
17.	Waiver of Jury Trial		30
18.	Expenses		30
19.	Counterparts; Electronic Signature		30
20.	Severability		31
ii

21.	Miscellaneous	31

Exhibit A	Terms of Reinsurance Agreement

iii

INVESTMENT AGREEMENT
This Investment Agreement (this “Agreement”) is dated as of October 17, 2020, by and among American Equity Investment Life Holding Company, an Iowa corporation (the “Company”), Brookfield Asset Management Inc., a corporation amalgamated under the laws of Ontario, Canada (the “Purchaser”), and Burgundy Acquisitions I Ltd., a limited company organized under the laws of Bermuda (the “Purchaser Subsidiary”).
WHEREAS, pursuant to the terms and conditions set forth in this Agreement, the Company desires to sell to the Purchaser, and the Purchaser desires to purchase from the Company, as an investment in the Company, shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), in two separate tranches; and
WHEREAS, in connection with the purchase and sale of the Common Stock, it is contemplated that a reinsurance company affiliate of the Purchaser and American Equity Investment Life Insurance Company, a wholly-owned Subsidiary of the Company, will enter into the Reinsurance Agreement as set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and intending to be legally bound, the Company, the Purchaser and the Purchaser Subsidiary hereby agree as follows:
1.Sale and Purchase of Shares. On the basis of the representations and warranties and subject to the terms and conditions set forth herein:
1.1    Initial Investment. At the Initial Closing, the Purchaser shall cause the Purchaser Subsidiary to purchase from the Company, and the Company shall issue and sell to the Purchaser Subsidiary, 9,106,042 fully-paid and non-assessable shares of Common Stock (the “Initial Investment”).
1.2    Subsequent Investment. At the Subsequent Closing, the Purchaser shall cause the Purchaser Subsidiary to purchase from the Company, and the Company shall issue and sell to the Purchaser Subsidiary (the “Subsequent Investment”), the number of fully-paid and non-assessable shares of Common Stock representing, inclusive of the Securities issued to the Purchaser Subsidiary in the Initial Investment, 19.9% of the issued and outstanding shares of Common Stock as of the Subsequent Closing, giving effect to the Securities issued pursuant to the Subsequent Investment. The Purchaser may elect to cause the Purchaser Subsidiary to purchase a lesser number of shares of Common Stock at the Subsequent Closing by providing written notice to the Company at least five Business Days prior to the Subsequent Closing; provided that in no event shall the Purchaser Subsidiary purchase less than an amount, inclusive of the Securities issued to the Purchaser Subsidiary in the Initial Investment, equal to 15.0% of the issued and outstanding shares of Common Stock at the Subsequent Closing, after giving effect to the Securities issued in the Subsequent Investment.
2.Closings; Payment of Purchase Price.

2.1    Closing Dates.
(a)The closing of the purchase by the Purchaser Subsidiary and issuance and sale by the Company of the Securities pursuant to the Initial Investment (the “Initial Closing”) shall occur at 10:00 a.m., New York time, on the second Business Day after the satisfaction or, to the extent permitted by Requirements of Law, written waiver (by the party entitled to grant such waiver) of the conditions to the Initial Closing set forth in Section 3 (other than those conditions that by their nature are to be satisfied at the Initial Closing, but subject to satisfaction or, to the extent permitted by Requirements of Law, written waiver of those conditions). The date on which the Initial Closing occurs is referred to as the “Initial Closing Date.”
(b)The closing of the purchase by the Purchaser Subsidiary and issuance and sale by the Company of the Securities pursuant to the Subsequent Investment (the “Subsequent Closing”) shall occur at 10:00 a.m., New York time, on the second Business Day after the satisfaction or, to the extent permitted by Requirements of Law, written waiver (by the party entitled to grant such waiver) of the conditions to the Subsequent Closing set forth in Section 4 (other than those conditions that by their nature are to be satisfied at the Subsequent Closing, but subject to satisfaction or, to the extent permitted by Requirements of Law, written waiver of those conditions). The date on which the Subsequent Closing occurs is referred to as the “Subsequent Closing Date.”
2.2    Issuance of Securities. At the Initial Closing, subject to the terms and conditions hereof, the Company will deliver or cause to be delivered to the Purchaser Subsidiary one or more certificates or book-entry interests evidencing the Securities being purchased at the Initial Closing which shall bear or otherwise be subject to the restrictive legend set forth in Section 7.3. At the Subsequent Closing, subject to the terms and conditions hereof, the Company will deliver or cause to be delivered to the Purchaser Subsidiary one or more certificates or book entry interests evidencing the Securities being purchased at the Subsequent Closing which shall bear or otherwise be subject to the restrictive legend set forth in Section 7.3. Prior to the Initial Closing or the Subsequent Closing, as applicable, the Purchaser and the Purchaser Subsidiary shall provide the Company with any information reasonably requested by the Company or its transfer agent in connection with the issuance of the Securities.
2.3    Payment of Purchase Price.
(a)At the Initial Closing, in exchange for the Securities issued to the Purchaser Subsidiary by the Company in respect of the Initial Investment, the Purchaser shall, or shall cause the Purchaser Subsidiary to, pay to the Company, by wire transfer of immediately available funds to an account designated by the Company in writing at least two Business Days prior to the Initial Closing Date, an aggregate purchase price equal to $336,923,554, which amount represents the product of (i) thirty-seven dollars ($37.00) and (ii) the aggregate number of shares of Common Stock to be issued to the Purchaser Subsidiary pursuant to the Initial Investment, as such amount may be adjusted in accordance with Section 2.3(c) (the “Initial Purchase Price”).
(b)At the Subsequent Closing, in exchange for the Securities issued to the Purchaser Subsidiary by the Company in respect of the Subsequent Investment, the Purchaser shall, or shall cause the Purchaser Subsidiary to, pay to the Company, by wire transfer of immediately available funds to an account designated by the Company in writing at least two Business Days prior to the Subsequent Closing Date, an aggregate purchase price equal to the product of (i) the greater of thirty-seven dollars ($37.00) and the Adjusted BVPS and (ii) the aggregate number of shares of Common Stock to be issued to the Purchaser Subsidiary pursuant to the Subsequent Investment, as such amount may be adjusted in accordance with Section 2.3(c) (the “Subsequent Purchase Price”).
(c)The Initial Purchase Price and the Subsequent Purchase Price and, if applicable, the number of shares of Common Stock to be issued at the relevant closing, shall be adjusted as necessary to reflect the occurrence of any of the following events prior to the Initial Closing, with respect to the Initial Purchase Price and the Initial Investment, and prior to the Subsequent Closing, with respect to the Subsequent Purchase Price and the Subsequent Investment, in each case, in a manner designed to ensure that such transactions do not result in a change, other than a de minimis change, to the economics of the Initial Investment or the Subsequent Investment contemplated by this Agreement:
(i)the issuance, sale or grant of any shares of the Company’s capital stock or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of the Company’s capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests (“Equity Securities”), other than (1) the issuance or grant of any Common Stock or other Equity Securities under existing employee compensation plans and (2) the issuance of any Common Stock at a purchase price per share that is greater than or equal to the Subsequent Purchase Price (giving effect to any prior adjustments made pursuant to this Section 2.3(c));
(ii)the redemption, repurchase or other acquisition of any outstanding Equity Securities, other than (1) pursuant to the cashless exercise of stock options or other equity awards or the forfeiture or withholding of taxes with respect to stock options or other equity awards or similar events, and (2) any repurchase of Common Stock in accordance with SEC Rule 10b-18 or otherwise in accordance with applicable law that does not result in, together with all such other repurchases under this clause (2), an aggregate purchase price greater than $500,000,000;
(iii)distributions in respect of any of the Company’s Equity Securities, other than (1) annual cash dividends on the Common Stock in the ordinary course of business consistent with past practice and (2) stated quarterly dividends on any series of the Company’s existing and future preferred stock; and
(iv)the split, combination, subdivision or reclassification of any Common Stock.

(d)In the event of any required adjustments pursuant to clauses (i) through (iv) of Section 2.3(c), the parties will cooperate in good faith to determine the appropriate adjustment.
(e)Prior to the Initial Closing or the Subsequent Closing, as applicable, the Company shall not take any action that would result in the Initial Purchase Price or the Subsequent Purchase Price being adjusted to less than the “Minimum Price” (as defined in NYSE Rule 312.04) applicable to the transactions contemplated by this Agreement.
2.4    Use of Proceeds. The parties hereby acknowledge that the Company intends, but is not obligated, to use all or a portion of the proceeds from the Initial Investment and the Subsequent Investment to repurchase outstanding shares of its Common Stock.
3.Conditions to Initial Closing.
3.1    Conditions to the Obligations of the Purchaser, the Purchaser Subsidiary and the Company. The obligations of the Company, the Purchaser and the Purchaser Subsidiary to consummate the Initial Investment are subject to the satisfaction (or, if permitted by Requirements of Law, waiver by each party in each such party’s sole discretion) of the following conditions:
(a)the waiting period (and any extension thereof) applicable to the Initial Investment under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (and the rules and regulations promulgated thereunder) (the “HSR Act”) shall have been terminated or shall have expired; and
(b)no judgment enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority having jurisdiction over any of the parties hereto or any applicable Requirements of Law (collectively, “Restraints”) shall be in effect enjoining or otherwise prohibiting the Initial Investment.
3.2    Other Conditions to the Obligations of the Purchaser and the Purchaser Subsidiary. The obligation of the Purchaser and the Purchaser Subsidiary to consummate the Initial Investment is subject to the satisfaction (or, if permitted by Requirements of Law, waiver by the Purchaser in its sole discretion) of the following conditions:
(a)(i) the Initial Closing Representations (other than the representation in Section 5.3 (such representation, the “Specified Representation”)) shall be true and correct in all material respects as of the Initial Closing Date and (ii) the Specified Representation shall be true and correct in all respects as of the date of this Agreement and the Initial Closing Date, in each case as if made at and as of such date; and
(b)the Company shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Initial Closing.

3.3    Other Conditions to the Obligations of the Company. The obligation of the Company to consummate the Initial Investment is subject to the satisfaction (or, if permitted by Requirements of Law, waiver by the Company in its sole discretion) of the following conditions:
(a)(i) the Purchaser Representations (other than the representations in Sections 6.7, 6.10 and 6.11 (such representations, the “Purchaser Specified Representations”)) shall be true and correct in all material respects as of the Initial Closing Date and (ii) the Purchaser Specified Representations shall be true and correct in all respects as of the date of this Agreement and the Initial Closing Date, in each case as if made at and as of such date; and
(b)the Purchaser and the Purchaser Subsidiary shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Initial Closing.
4.Conditions to Subsequent Closing.
4.1    Conditions to the Obligations of the Purchaser, the Purchaser Subsidiary and the Company. The obligations of the Company, the Purchaser and the Purchaser Subsidiary to consummate the Subsequent Investment are subject to the satisfaction (or, if permitted by Requirements of Law, waiver by each party in each such party’s sole discretion) of the following conditions:
(a)the Initial Investment shall have been consummated;
(b)each of the Company and the Purchaser, or a designated controlled Affiliate thereof, shall have executed and delivered the Reinsurance Agreement and the Reinsurance Agreement shall remain in full force and effect;
(c)the Purchaser or the Purchaser Subsidiary shall have obtained the approval of the acquisition of control (on Form A or Section 1506 application, as applicable) of each applicable insurance Subsidiary of the Company from the (i) Iowa Insurance Division and (ii) New York Department of Financial Services (the “NYDFS”);
(d)the parties shall have obtained Form D approval of the Reinsurance Agreement from the Iowa Insurance Division;
(e)the CFIUS Approval, if any, shall have been obtained; and
(f)no Restraints shall be in effect enjoining or otherwise prohibiting the Subsequent Investment.
4.2    Other Conditions to the Obligations of the Purchaser and the Purchaser Subsidiary. The obligation of the Purchaser and the Purchaser Subsidiary to consummate the Subsequent Investment is subject to the satisfaction (or, if permitted by Requirements of Law, waiver by the Purchaser in its sole discretion) of the following conditions:

(a)the Subsequent Closing Representations shall be true and correct in all material respects as of the Subsequent Closing Date, as if made at and as of such date; and
(b)the Company shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Subsequent Closing.
4.3    Other Conditions to the Obligations of the Company. The obligation of the Company to consummate the Subsequent Investment is subject to the satisfaction (or, if permitted by Requirements of Law, waiver by the Company in its sole discretion) of the following conditions:
(a)(i) the Purchaser Representations (other than the Purchaser Specified Representations) shall be true and correct in all material respects as of the Subsequent Closing Date and (ii) the Purchaser Specified Representations shall be true and correct in all respects as of the Subsequent Closing Date, in each case as if made at and as of such date; and
(b)the Purchaser and the Purchaser Subsidiary shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Subsequent Closing.
4.4    Frustration of Closing Conditions. Neither party hereto may rely, for any purpose, on the failure of any condition of such party set forth in this Section 4 to be satisfied if such failure was caused by such party.
5.Representations and Warranties of the Company. The Company represents and warrants to the Purchaser and the Purchaser Subsidiary (a) with respect to the representations and warranties contained in Section 5.1 through Section 5.16 (collectively, the “Initial Closing Representations”), as of the date hereof and as of the Initial Closing Date (unless made as of a specific date, in which case as of such date), and (b) with respect to only the representations and warranties contained in Section 5.9 through Section 5.11, Section 5.14 and Section 5.16 (collectively, the “Subsequent Closing Representations”), as of the Subsequent Closing Date, as follows:
5.1    Company Reports. The documents filed by the Company with the SEC on and after January 1, 2020 (collectively, the “Company Reports”), when filed with the SEC, conformed in all material respects to all applicable requirements of the Exchange Act.
5.2    Financial Statements. The financial statements and the related notes thereto included or incorporated by reference in each of the Company Reports comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and present fairly the financial position of the Company and its Subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby except as may be expressly stated in the related notes thereto, and the supporting schedules included or incorporated by reference in each of the Company Reports present fairly the information required to be stated therein; and the other financial information included or incorporated by reference in each of the Company Reports has been derived from the accounting records of the Company and its Subsidiaries and presents fairly the information shown thereby.
5.3    No Material Adverse Change. Since the date of the most recent financial statements of the Company included or incorporated by reference in each of the Company Reports, (a) there has not been any change in the capital stock (except for any issuances, repurchases or redemptions of capital stock related to the exercise of stock options or the granting of equity compensation) or long-term debt (other than ordinary course revolver borrowings) of the Company or any of its Subsidiaries, or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock (other than ordinary course annual dividends on the Common Stock or stated dividends on the Company’s preferred stock), or any material adverse change, or any development involving a prospective material adverse change, in or affecting the business, properties, financial position or results of operations of the Company and its Subsidiaries taken as a whole (a “Company Material Adverse Effect”), (b) neither the Company nor any of its Subsidiaries has entered into any transaction or agreement that is material to the Company and its Subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to the Company and its Subsidiaries taken as a whole and (c) neither the Company nor any of its Subsidiaries has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or Governmental Authority, except in the case of (a), (b) or (c), as otherwise disclosed in the Company Reports or arising out of, or related to, a Contagion Event.
5.4    Organization and Good Standing. The Company and each of its Subsidiaries have been duly organized and are validly existing and in good standing under the laws of their respective jurisdictions of organization, are duly qualified to do business and are in good standing in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to be so qualified, in good standing or have such power or authority would not, individually or in the aggregate, have a Company Material Adverse Effect, excluding any change or effect arising out of, or related to, a Contagion Event.
5.5    Due Authorization. The Company has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and all action required to be taken for the authorization, execution and delivery of this Agreement and the consummation of the purchase and sale of the Securities contemplated hereby has been duly and validly taken.
5.6    Securities. The Securities have been duly authorized by the Company and, when issued and delivered to and paid for by the Purchaser Subsidiary as provided herein, will be validly issued, fully paid and non-assessable. The issuance of the Securities will not be subject to any preemptive or similar rights of any securityholder of the Company.
5.7    Enforceability. This Agreement has been duly authorized, and executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the Purchaser and the Purchaser Subsidiary, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.
5.8    No Violation or Default. Neither the Company nor any of its Subsidiaries is (a) in violation of its charter or bylaws or similar organizational documents, (b) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any property, right or asset of the Company or any of its Subsidiaries is subject, or (c) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or Governmental Authority, except, in the case of clauses (b) and (c) above, for any such default or violation that would not, individually or in the aggregate, have a Company Material Adverse Effect, excluding any change or effect arising out of, or related to, a Contagion Event.
5.9    No Conflicts. The execution, delivery and performance by the Company of this Agreement and the issuance and sale of the Securities contemplated by this Agreement will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, result in the termination, modification or acceleration of, or result in the creation or imposition of any lien, charge or encumbrance upon any property, right or asset of the Company or any of its Subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any property, right or asset of the Company or any of its Subsidiaries is subject, (b) result in any violation of the provisions of the charter or bylaws or similar organizational documents of the Company or any of its Subsidiaries or (c) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or Governmental Authority, except, in the case of clauses (a) and (c) above, for any such conflict, breach, violation, default, lien, charge or encumbrance that would not, individually or in the aggregate, have a Company Material Adverse Effect, excluding any change or effect arising out of, or related to, a Contagion Event.
5.10    No Consents Required. Assuming the accuracy of the representations and warranties of the Purchaser and the Purchaser Subsidiary in Section 6.7, no consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or Governmental Authority is required for the execution, delivery and performance by the Company of this Agreement and the issuance and sale of the Securities contemplated by this Agreement, except (a) any required filings or approvals under the HSR Act, (b) the CFIUS Approval, (c) the approvals described in Section 4.1(c) and Section 4.1(d) and (d) any required filings pursuant to the Securities Act, the Exchange Act and any applicable state securities laws and any required consents, filings or applications required by the NYSE.
5.11    Investment Company Act. The Company is not, and after giving effect to the issuance and sale of the Securities to the Purchaser Subsidiary and the application of the proceeds thereof, will not be an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.
5.12    Capitalization. The Company has an authorized capitalization as of the date of this Agreement consisting of 200,000,000 shares of Common Stock and 2,000,000 shares of preferred stock, par value $1.00 per share, and as of October 15, 2020, 91,980,222 shares of Common Stock were issued and outstanding (excluding 1,124,966 treasury shares) and 32,000 shares of preferred stock were outstanding. All the outstanding shares of capital stock or other equity interests of each Subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party, except where the failure to be so authorized and issued, fully paid and non-assessable, owned directly or indirectly by the Company, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim could not reasonably be expected to have a Company Material Adverse Effect, excluding any change or effect arising out of, or related to, a Contagion Event.
5.13    Statutory Financial Statements. The most recent statutory annual statements of each of the Company’s U.S. Subsidiaries which is regulated as an insurance company (collectively, the “Insurance Subsidiaries”) and the statutory balance sheets and income statements included in such statutory annual statements together with related schedules and notes, have been prepared, in all material respects, in conformity with statutory accounting principles or practices required or permitted by the appropriate insurance department of the jurisdiction of domicile of each such Subsidiary, and such statutory accounting practices have been applied on a consistent basis throughout the periods involved, except as may otherwise be indicated therein or in the notes thereto, and present fairly, in all material respects, the statutory financial position of the Insurance Subsidiaries as of the dates thereof, and the statutory basis results of operations of the Insurance Subsidiaries for the periods covered thereby.
5.14    Adjusted BVPS. The Company’s consolidated book value per share of Common Stock, excluding Accumulated Other Comprehensive Income and the net impact of fair value accounting for derivatives and embedded derivatives, as reflected in the Company’s most recent publicly disclosed fiscal quarter-end financial supplement, is complete and accurate in all material respects.
5.15    Taxes. Each of (i) American Equity Investment Life Insurance Company, (ii) American Equity Investment Life Insurance Company of New York and (iii) Eagle Life Insurance Company is a life insurance company under Section 816(a) of the Code and subject to United States federal income Tax under Section 801 of the Code.
5.16    No Other Representations. Except for the representations and warranties contained in Section 6 (the “Purchaser Representations”), none of the Purchaser, the Purchaser Subsidiary or any other person acting on their behalf has made or is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied with respect to this Agreement or the transactions contemplated hereby and the Company disclaims any reliance on any representation or warranty of the Purchaser or any affiliate, representative, advisor or agent of the Purchaser except for the representations and warranties expressly set forth in Section 6.
6.Representations and Warranties of the Purchaser and the Purchaser Subsidiary. Each of the Purchaser and the Purchaser Subsidiary hereby represents and warrants to the Company, as of the date hereof, as of the Initial Closing Date, and as of the Subsequent Closing Date, as follows:
6.1    Organization and Good Standing. Each of the Purchaser and the Purchaser Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, is duly qualified to do business and in good standing in each jurisdiction in which its ownership or lease of property or the conduct of its businesses requires such qualification, and has all power and authority necessary to own or hold its respective properties and to conduct the businesses in which it is engaged, except where the failure to be so qualified, in good standing or have such power or authority would not, individually or in the aggregate, result in any material adverse change, or any development involving a prospective material adverse change, in or affecting the business, properties, financial position or results of operations of the Purchaser and its Subsidiaries taken as a whole, excluding any change or effect arising out of, or related to, a Contagion Event (a “Purchaser Material Adverse Effect”).
6.2    Due Authorization. Each of the Purchaser and the Purchaser Subsidiary has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of the Purchaser and the Purchaser Subsidiary of this Agreement and the consummation by the Purchaser and the Purchaser Subsidiary of the transactions contemplated by this Agreement have been duly authorized and approved by all necessary action on the part of the Purchaser and the Purchaser Subsidiary, and no further action, approval or authorization by any of its stockholders, partners, members or other equity owners, as the case may be, is necessary to authorize the execution, delivery and performance by the Purchaser and the Purchaser Subsidiary of this Agreement and the consummation by the Purchaser and the Purchaser Subsidiary of the transactions contemplated by this Agreement.
6.3    Enforceability. This Agreement has been duly executed and delivered by each of the Purchaser and the Purchaser Subsidiary and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of the Purchaser and the Purchaser Subsidiary, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.
6.4    No Violation or Default. Neither the Purchaser nor any of its Subsidiaries is (a) in violation of its charter or bylaws or similar organizational documents; (b) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Purchaser or any of its Subsidiaries is a party or by which the Purchaser or any of its Subsidiaries is bound or to which any property, right or asset of the Purchaser or any of its Subsidiaries is subject; or (c) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or Governmental Authority, except, in the case of clauses (b) and (c) above, for any such default or violation that would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.
6.5    No Conflicts. The execution, delivery and performance by each of the Purchaser and the Purchaser Subsidiary of this Agreement and the purchase of the Securities contemplated by this Agreement will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, result in the termination, modification or acceleration of, or result in the creation or imposition of any lien, charge or encumbrance upon any property, right or asset of the Purchaser or any of its Subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Purchaser or any of its Subsidiaries is a party or by which the Purchaser or any of its Subsidiaries is bound or to which any property, right or asset of the Company or any of its Subsidiaries is subject, (b) result in any violation of the provisions of the charter or bylaws or similar organizational documents of the Purchaser or any of its Subsidiaries or (c) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or Governmental Authority, except, in the case of clauses (a) and (c) above, for any such conflict, breach, violation, default, lien, charge or encumbrance that would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.
6.6    No Consents Required. No consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or Governmental Authority is required for the execution, delivery and performance by the Purchaser or the Purchaser Subsidiary of this Agreement, the purchase of the Securities and compliance by the Purchaser and the Purchaser Subsidiary with the terms thereof and the consummation of the transactions contemplated by this Agreement, except (a) any required filings or approvals under the HSR Act, (b) the CFIUS Approval, (c) the approvals described in Section 4.1(c) and Section 4.1(d) and (d) any required filings pursuant to the Securities Act, the Exchange Act and any applicable state securities laws.
6.7    Investment Representations. Each of the Purchaser and the Purchaser Subsidiary acknowledges that the Securities have not been registered under the Securities Act or under any state or other applicable securities laws. Each of the Purchaser and the Purchaser Subsidiary (a) acknowledges that it is acquiring the Securities pursuant to an exemption from registration under the Securities Act solely for investment with no intention to distribute any of the foregoing to any Person, (b) will not sell, transfer, or otherwise dispose of any of the Securities except in compliance with the terms and conditions set forth in the Company’s charter or bylaws, as amended to date, and the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (c) is a sophisticated institutional investor with extensive knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Securities and of making an informed investment decision, (d) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act), and (e) (1) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Securities, (2) has had an opportunity to discuss with the

Company and its representatives the intended business and financial affairs of the Company and to obtain information necessary to verify any information furnished to it or to which it had access and (3) can bear the economic risk of (x) an investment in the Securities and (y) a total loss in respect of such investment. Each of the Purchaser and the Purchaser Subsidiary has knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of, and form an investment decision with respect to its investment in, the Securities, and to protect its own interest in connection with such investment, and its purchase of the Securities is not the result of any general solicitation or any general advertising.
6.8    Available Funds. The Purchaser will have or will cause an Affiliate to have available cash sufficient to pay, on the terms and conditions contemplated by this Agreement, in full (a) at or prior to the Initial Closing, the Initial Purchase Price, and (b) at or prior to the Subsequent Closing, the Subsequent Purchase Price. The Purchaser acknowledges that the transactions contemplated hereby are not subject to any financing condition.
6.9    No Brokers. No broker’s or finder’s fees or commissions will be payable by the Purchaser or the Purchaser Subsidiary with respect to the transactions contemplated by this Agreement, and each of the Purchaser and the Purchaser Subsidiary hereby indemnifies and holds the Company harmless from any claim, demand or liability for broker’s or finder’s fees alleged to have been incurred at the instance of the Purchaser, its Affiliates or Representatives or agents or any Person acting on behalf of or at the request of the Purchaser, its Affiliates or Representatives or agents.
6.10    Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by the Purchaser, the Purchaser Subsidiary and their representatives, the Purchaser, the Purchaser Subsidiary and their representatives have received and may continue to receive from the Company and its representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information containing such information, regarding the Company and its Subsidiaries and their respective businesses and operations. Each of the Purchaser and the Purchaser Subsidiary hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which each of the Purchaser and the Purchaser Subsidiary is familiar, that each of the Purchaser and the Purchaser Subsidiary is making its own evaluation of the adequacy and accuracy of all projections, forecasts and other forward-looking information, as well as such business plans, so furnished to the Purchaser or the Purchaser Subsidiary (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and each of the Purchaser and the Purchaser Subsidiary will have no claim against the Company or any of its Subsidiaries, or any of their respective representatives, with respect thereto, except for any breach of a representation and warranty expressly set forth in Section 5.
6.11    No Other Representations. Except for the representations and warranties contained in Section 5, neither the Company nor any other person acting on its behalf has made or is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied with respect to this Agreement or the transactions contemplated hereby and each of the Purchaser and the Purchaser Subsidiary disclaims any reliance on any representation or warranty of the Company or any affiliate, representative, advisor or agent of the Company except for the representations and warranties expressly set forth in Section 5.
7.Covenants.
7.1    Board Representation.
(a)Following the closing of the Initial Investment, the Purchaser shall be entitled to designate one Qualified Candidate to the Nomination and Governance Committee (the “NGC”) of the Board of Directors of the Company (the “Board”) for appointment to the Board (any such designee, the “Purchaser Director”). Upon such designation, so long as the Purchaser Director is a Qualified Candidate, the NGC shall recommend the appointment of the Purchaser Director and the Board shall appoint such Purchaser Director to fill a vacancy on the Board (it being understood that if no vacancy then exists, the Board shall create such a vacancy by taking such actions as are necessary to increase the size of the Board by one director). Thereafter, neither the NGC nor the Board shall withhold its recommendation for the re-election of such Purchaser Director to the Board. Following the expiration of the Purchaser Director’s initial term, so long as Purchaser’s aggregate beneficial ownership of the Common Stock is equal to or greater than 9.0% of the issued and outstanding Common Stock (without taking into account any reductions in the Purchaser’s ownership stake resulting from (x) new issuances of Common Stock or (y) repurchases by the Company of Common Stock and the requirements of Section 7.4(b)) (the “Fall-away Threshold”), the Company will be required to (i) include the Purchaser Director in the Company’s slate of director nominees and recommend to its shareholders that the Company’s shareholders vote in favor of the electing the Purchaser Director to the Board at the Company’s annual meeting, and (ii) use reasonable best efforts to have the Purchaser Director elected as a director of the Company and the Company shall solicit proxies for each such person to the same extent as it does for any of its other nominees to the Board.
(b)The Purchaser shall have the power to designate the Purchaser Director’s replacement upon the death, resignation, retirement, disqualification or removal from office of such director; provided that any such replacement shall be a Qualified Candidate. The Board shall promptly take all action reasonably required to fill the vacancy resulting therefrom with such person (including using all reasonable best efforts to have such person elected as director of the Company and the Company soliciting proxies for such person to the same extent as it does for any of its other nominees to the Board).
(c)The Purchaser Director shall be entitled to receive from the Company the same indemnification in connection with his or her role as a director as the other members of the Board, and the Purchaser Director shall be entitled to reimbursement for expenses incurred to the same extent as the other members of the Board. The Company shall notify the Purchaser Director of all regular and special meetings of the Board. The Company shall provide the Purchaser Director with copies of all notices, minutes, consents and other materials provided to all other members of the Board concurrently as such materials are provided to the other members.
(d)If the Purchaser no longer beneficially owns an aggregate amount of shares of Common Stock equal to at least the Fall-away Threshold, the Purchaser will have no further rights under this Section 7.1 and, at the written request of the Board, the irrevocable resignation letter described in Section 7.1(f)(iv) shall become operative and the Purchaser Director shall be deemed to have resigned from the Board.
(e)The Purchaser Director shall be subject to customary confidentiality and information use restrictions applicable to members of the Board. The Purchaser agrees that the Board may recuse the Purchaser Director by majority vote of the members of the Board (but excluding the Purchaser Director) from the portion of any Board meeting at which the Board or is evaluating or taking action with respect to (i) the exercise of any of the Company’s rights or enforcement of any of the obligations under this Agreement or the Reinsurance Agreement or (ii) any transaction proposed by, or with, the Purchaser or its Affiliates or Representatives. The Board may withhold from the Purchaser Director any material distributed to the directors to the extent directly relating to the subject of that recusal.
(f)As a condition to the appointment of the Purchaser Director (including any replacement thereof) or nomination for election as a director of the Company pursuant to this Section 7.1, such Purchaser Director shall provide to the Company:
(i)all information reasonably requested by the Company that is required to be or is customarily disclosed for directors, candidates for directors and their respective Affiliates and representatives in a proxy statement or other filings in accordance with Requirements of Law or any stock exchange rules or listing standards;
(ii)all information reasonably requested by the Company in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal or regulatory obligations; and
(iii)an undertaking in writing by such Purchaser Director, to the extent the same is made by the other members of the Board:
(1)to be subject to, bound by and duly comply with the code of conduct and other policies of the Company, in each case, to the extent applicable to all other non-executive directors of the Company; and
(2)to provide such additional information reasonably necessary to comply with future legal or regulatory obligations of the Company; and
(iv)an irrevocable advance resignation letter pursuant to which the Purchaser Director shall resign from the Board as set forth in this Agreement.
7.2    Compliance with Laws. Each of the Company and each of the Purchaser and the Purchaser Subsidiary shall comply with all filing and other reporting obligations under all Requirements of Law.

7.3    Restrictive Legends.
(a)Each of Purchaser and the Purchaser Subsidiary agrees that all certificates or other instruments representing the Securities subject to this Agreement will bear a legend in substantially the following form:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE “BLUE SKY” LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR SUCH STATE LAWS OR AN EXEMPTION FROM REGISTRATION THEREUNDER.
The SECURITIES represented by this Certificate are subject to TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF OCTOBER 17, 2020, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER. TRANSFERS IN VIOLATION OF SUCH AGREEMENT SHALL BE NULL AND VOID AND NEED NOT BE RECOGNIZED BY THE ISSUER.”
7.4    Ownership Limitations.
(a)Prior to the Subsequent Closing, the Company shall not repurchase any shares of Common Stock if any such repurchase would result in the amount of shares of Common Stock issued to the Purchaser Subsidiary in the Initial Investment exceeding 9.9% of the issued and outstanding shares of Common Stock.
(b)From and after the Subsequent Closing, each of the Purchaser and the Purchaser Subsidiary shall cooperate with the Company to cause the Purchaser Subsidiary to dispose of shares of Common Stock as necessary to ensure that the Purchaser’s aggregate beneficial ownership of the Common Stock does not exceed 19.9% of the issued and outstanding shares of Common Stock, including as a result of repurchases by the Company of any shares of its Common Stock. Any such disposition shall be made in compliance with applicable securities laws and the restrictions contained therein and shall be made within 40 Trading Days upon the Purchaser becoming aware that its beneficial ownership of the Common Stock has exceeded such threshold.
7.5    Standstill.
(a)During the period from the date of this Agreement until the five-year anniversary of the Initial Closing Date (the “Standstill Period”), each of the Purchaser and the Purchaser Subsidiary shall not, and shall cause its Affiliates and Representatives not to, directly or indirectly, alone or acting in concert, but expressly subject, in each case, to the provisions of Section 7.5(b):
(i)acquire, or offer or agree to acquire, any Equity Securities of the Company; provided that, notwithstanding the foregoing limitation in this clause (i), if the Company issues shares of Common Stock or other Equity Securities convertible or exchangeable for Common Stock (other than pursuant to equity compensation plans), the Purchaser Subsidiary shall be permitted, for a period of 40 Trading Days following the issuance of such Common Stock (or the date on which the Company notifies the Purchaser of the conversion or exchange of such Equity Securities for Common Stock), to purchase additional shares of Common Stock pursuant to open market purchases up to an amount that would result in the Purchaser Subsidiary beneficially owning the same percentage of the issued and outstanding Common Stock as beneficially owned by the Purchaser Subsidiary immediately prior to such issuance or conversion or exchange, such percentage to be mutually agreed between the Purchaser and the Company prior to any such purchase;
(ii)agree, attempt, seek or propose to Transfer any Common Stock to any Person who is reasonably known to (i) be a competitor of the Company or (ii) have engaged in activist campaigns in the three years prior to the date of any such proposed Transfer, including by stating an intention to or actually attempting to (pursuant to a proxy solicitation, tender or exchange offer or other means) obtain a seat on the board of directors of a company or effecting a significant change within such company; provided, that, in each case, the foregoing restrictions will not apply to (1) a Transfer pursuant to a traditional underwritten offering (but not a registered direct) or Rule 144 (provided that any such Transfer pursuant to Rule 144 either is not a direct placement or satisfies the requirements of paragraph (f) of such rule) or (2) a Transfer pursuant to an open market sale in which the Purchaser or any agent or Person acting on its behalf does not know the identity of the acquiror;
(iii)engage in any short sale, purchase or acquisition of any derivative security, including any purchase, acquisition, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including any put or call option or “swap” transaction with respect to any security (other than a broad-based market basket or index)) or entering into any derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, any securities that includes, relates to or derives any material part of its value from the price or value (including fluctuations thereof) of the Company’s Equity Securities;
(iv)engage in, directly or indirectly, any “solicitation” (as such term is defined under the Exchange Act) of proxies or consents with respect to the election or removal of directors or other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents;
(v)form, join or act in concert with any group with respect to any Equity Securities of the Company, other than solely with controlled Affiliates of the Purchaser with respect to the Securities now or hereafter owned by them;

(vi)make, or in any way participate in, any offer or proposal with respect to any tender offer, exchange offer, merger, consolidation, acquisition, business combination, recapitalization, restructuring, liquidation, dissolution or similar extraordinary transaction involving the Company or any of its Subsidiaries or any of its or their respective securities or assets (an “Extraordinary Transaction”), either publicly or in a manner that would reasonably require public disclosure by the Company, the Purchaser or their respective Affiliates or Representatives;
(vii)agree, attempt, seek or propose to deposit any Common Stock of the Company in any voting trust or similar arrangement or subject any Common Stock of the Company to any arrangement or agreement with respect to the voting of any such securities;
(viii)seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board (other than in accordance with Section 7.1);
(ix)call or seek to call any meeting of shareholders of the Company, including by written consent, or provide to any third party a proxy, consent or requisition to call any meeting of shareholders of the Company;
(x)seek the removal of any member of the Board, conduct a referendum of shareholders of the Company, make or be the proponent of any shareholder proposal to the Company or make a request for a shareholder list or other records of the Company;
(xi)institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or its Subsidiaries or any of its or their current or former directors or officers (including derivative actions) in order to effect or take any of the foregoing actions; or
(xii)enter into any negotiations, arrangements, discussions, agreements or understandings with (whether written or oral), or advise, finance, or solicit, or knowingly facilitate, assist, encourage or seek to persuade, in each case, any third party to take or cause any of the foregoing actions.
(b)Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict the Purchaser or any of its Affiliates or Representatives from (i) communicating privately with the Board regarding any matter (including to make confidential proposals, including in respect of Extraordinary Transactions), so long as such communications or proposals are not intended to, and would not reasonably be expected to, require any public disclosure of such communications or proposals or (ii) enforcing, or seeking to enforce, any of the Purchaser’s or its Affiliates’ rights under this Agreement, the Reinsurance Agreement or any other definitive documentation delivered in connection with transactions contemplated by this Agreement.

(c)The Purchaser shall be responsible for any breach of this Section 7.5 by any of its Affiliates or Representatives.
(d)For purposes of the restrictions set forth in this Section 7.5, references to the Purchaser’s Affiliates shall exclude any Affiliate that satisfies each of the following (a “Walled-Off Affiliate”): (i) its primary activity is investing and trading in public securities solely for the account of third party clients and (ii) it operates pursuant to a set of written procedures intended to ensure that such activity is undertaken without access to information possessed by the Purchaser (to the extent such procedures are complied with).
(e)The Standstill Period shall terminate automatically in the event that (each of the following, a “Standstill Termination Event”):
(i)a third party commences a tender offer for more than 35% of the issued and outstanding shares of Common Stock of the Company and the Board recommends that holders of outstanding shares of Common Stock accept such tender offer;
(ii)a third party or group becomes the beneficial owner of more than 35% of the issued and outstanding Common Stock of the Company other than as a result of a breach of this Agreement; or
(iii)the Company enters into a definitive agreement with a third party in respect of a merger, consolidation or similar transaction in which the shareholders of the Company immediately prior to such transaction would not beneficially own at least 65% of the issued and outstanding Common Stock of the Company (or the successor company) following such transaction.
(f)During the Standstill Period, the Purchaser Subsidiary shall remain a wholly-owned Subsidiary of the Purchaser.
7.6    Transfers of Shares.
(a)Restrictions on Transfer. From (a) the Initial Closing until the date that is two years following the Initial Closing, the Purchaser shall not, and shall not cause or permit the Purchaser Subsidiary to, and the Purchaser Subsidiary shall not transfer, sell, pledge, assign or otherwise dispose of (“Transfer”) any Securities acquired pursuant to the Initial Investment, and (b) the Subsequent Closing until the date that is two years following the Subsequent Closing, the Purchaser shall not, and shall not cause or permit the Purchaser Subsidiary to, and the Purchaser Subsidiary shall not Transfer any Securities acquired pursuant to the Subsequent Investment, in each case, other than any such Transfer, subject to Section 7.5:
(i)to any of the Purchaser’s controlled Affiliates, subject to compliance with Requirements of Law; provided that in respect of any such Transfer during the Standstill Period (1) the Purchaser shall provide the Company with written notice at least five Business Days in advance of any such Transfer, which notice shall include the identity of the proposed transferee, the date of the proposed Transfer and the amount of Securities proposed to be Transferred, and

(2) such transferee shall enter into a joinder to this Agreement in a form reasonably acceptable to the Company, which joinder shall include, without limitation, provisions to ensure that determinations of the Purchaser’s beneficial ownership and its obligations in respect of the Securities hereunder, including the Purchaser’s voting obligations and obligations pursuant to Section 7.5, shall be consistent with such determination and such obligations prior to any such Transfer;
(ii)to the Company or any of its Subsidiaries;
(iii)pursuant to any Extraordinary Transaction involving the Company or its Subsidiaries that has been approved by the Board;
(iv)prior to the Subsequent Closing, to the extent necessary to prevent Purchaser from beneficially owning shares of Common Stock in excess of 9.9% of the issued and outstanding shares of Common Stock; and
(v)from and after the Subsequent Closing, to the extent necessary to prevent Purchaser from beneficially owning shares of Common Stock in excess of 19.9% of the issued and outstanding shares of Common Stock.
(b)The Purchaser shall not establish a new controlled Affiliate for the purpose of transferring the beneficial ownership of shares of Common Stock to a third party to whom it would not otherwise be permitted to Transfer such shares.
(c)Termination of Transfer Restrictions. The restrictions on Transfer set forth in Section 7.6(a) shall automatically terminate upon the occurrence of any of the following: (i) the termination of this Agreement prior to the Subsequent Closing; (ii) a Standstill Termination Event (it being understood that solely for purposes of this Section 7.6(c), the percentages specified in clauses (i) and (ii) of Section 7.5(e) shall each be deemed to be 20% and the percentage specified in clause (iii) of Section 7.5(e) shall be deemed to be 80%); (iii) a Clawback Event; or (iv) a Ratings Event.
(d)Company Purchase Right. Until the earlier of (i) the termination of this Agreement prior to the Subsequent Closing and (ii) the occurrence of a Standstill Termination Event, and subject to the restrictions on Transfer set forth in Section 7.6(a) and the standstill provisions in Section 7.5, the Purchaser shall not, and shall not cause or permit the Purchaser Subsidiary to, and the Purchaser Subsidiary shall not Transfer, in one or a series of related transactions, greater than 4.9% of the issued and outstanding Common Stock to a single third party or its Affiliates (a “Third Party Acquiror”), other than any Transfer to an underwriter in connection with a bona fide widely distributed public offering or any Transfer permitted pursuant to Section 7.6(a)(iii), unless the Purchaser first provides the Company with a written notice (the “Sale Notice”) containing the material terms of the proposed Transfer, including the identity of the proposed transferee (to the extent available to the Purchaser) and the proposed amount, price per share and anticipated date of the proposed Transfer. Upon receipt by the Company of the Sale Notice, the Company shall have the right to purchase the shares of Common Stock proposed to be Transferred on the terms set forth in the Sale Notice by delivery of a written notice to the Purchaser within five Business Days of the Company’s receipt of the Sale Notice. In the event that the Company does not elect to purchase such shares of Common Stock, the Purchaser may sell, or cause the Purchaser Subsidiary to sell, such shares to the Third Party Acquiror within 40 days of the delivery of the Sale Notice to the Company on terms at least as favorable to the Purchaser and the Purchaser Subsidiary as set forth in the Sale Notice (including at a price equal to or greater than the price per share specified in the Sale Notice).
7.7    Voting Requirement. At any time during the Standstill Period that the Purchaser’s and the Purchaser Subsidiary’s aggregate beneficial ownership of the Company’s common stock exceeds 9.9% of the issued and outstanding Common Stock, each of the Purchaser and the Purchaser Subsidiary agrees (a) to appear in person (including via permitted remote or virtual attendance) or by proxy at any annual or special meeting of the Company’s shareholders and (b) to vote the shares of Common Stock beneficially owned by the Purchaser and the Purchaser Subsidiary in the aggregate that are in excess of 9.9% of the issued and outstanding Common Stock at such meeting in the same proportion as the unaffiliated shareholders of the Company with respect to any Company proposal or shareholder proposal or nomination presented at such meeting or solicitation of consents (other than with respect to the election of the Purchaser Director); provided that, the restrictions in this Section 7.7 shall terminate if, at any time, the NGC or the Board fails to recommend in favor of the appointment or re-election of the Purchaser Director, other than as a result of the Purchaser Director failing to constitute a Qualified Candidate or violating the Company’s code of conduct or other policy applicable to non-executive directors in any material respect. The Company, the Purchaser and the Purchaser Subsidiary agree to cooperate in good faith to effectuate the proportionate voting contemplated by this Section 7.7. For purposes of this Section 7.7, the “unaffiliated shareholders of the Company” shall not include Purchaser, the Purchaser Subsidiary, any current director or officer of the Company, any other beneficial owner of more than 9.9% of the outstanding Common Stock (other than investors that are eligible to file a Schedule 13G with the SEC pursuant to Rule 13d-1(b) of the Exchange Act), or any Affiliate of any of the foregoing Persons.
7.8    Registration Rights. No later than the date that is the earlier of (a) two years following the Initial Closing Date and (b) the 30th day following the occurrence of a Standstill Termination Event, the Company shall file a resale shelf registration statement with respect to resales of the shares of Common Stock issued to the Purchaser Subsidiary pursuant to this Agreement and shall keep such registration statement (or a replacement registration statement) effective until such time that such shares may be sold freely under Rule 144 without volume or manner of sale limitations; provided that the period in clause (b) shall be extended as reasonably necessary for the Company to prepare any financial statements and pro forma financial statements required as a result of the filing of such registration statement. The Purchaser agrees to provide such information as may be reasonably requested by the Company in connection with the preparation of any registration statement pursuant to this Section 7.8.
7.9    Reinsurance Agreement; Reinsurance Exclusivity. (a) The Purchaser and the Company shall, or shall cause one or more designated Affiliates to, use their respective reasonable best efforts to negotiate in good faith to prepare and finalize one or more reinsurance agreements and related schedules and such other appropriate documentation as may be necessary or advisable in connection therewith, in each case subject to receipt of any and all required regulatory approvals, and on terms, conditions and principles contained in the term sheet attached as Exhibit A to this Agreement (collectively, the “Reinsurance Agreement”), and, subject to the use of such foregoing efforts, to execute and deliver, or cause their respective Affiliates to execute and deliver, such Reinsurance Agreement, in each case as promptly as reasonably practicable following the date hereof and (b) during the period from the date hereof until the earlier of (i) the termination of this Agreement prior to the Subsequent Closing and (ii) the Outside Termination Date, the Company shall not, and shall cause its controlled Affiliates and its and their Representatives not to solicit, or knowingly facilitate, assist or encourage any negotiations or enter into any definitive agreements with any Person (other than Purchaser or its Affiliates) concerning the reinsurance of all or a material portion of the IncomeShield block; provided, that the foregoing shall not prohibit or preclude the Company or any of its controlled Affiliates from (x) pursuing or taking any such actions with respect to other blocks of liabilities or any of their assets, including those that may be supporting the IncomeShield block, or (y) exploring, pursuing or consummating any tender offer, exchange offer, merger, consolidation, business combination, recapitalization, restructuring, liquidation, dissolution, sale of Equity Securities, sale of all or substantially all assets or similar extraordinary transaction, of, or involving, the Company or any of its controlled Affiliates.
7.10    Regulatory Approvals.
(a)The Purchaser and the Company shall use reasonable best efforts to obtain the CFIUS Approval, including (i) promptly making the draft filing with CFIUS with respect to the transactions contemplated hereby pursuant to the DPA, (ii) following such pre-filing submission, promptly after receipt of confirmation that CFIUS staff has no additional comments or questions to the draft filing, filing with CFIUS a notice with respect to the transactions pursuant to the DPA, (iii) in accordance with and subject to the limitations contained in the DPA, providing any information requested by CFIUS, and (iv) reasonably cooperating with each other in connection with any such filing or the provision of any such information (including, to the extent permitted by Requirements of Law, providing copies, or portions thereof, of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any Governmental Authority under the DPA with respect to any such filing or any such transaction.
(b)(i) the Purchaser shall file, or cause to be filed, a “Form A” Acquisition of Control Statement with the Insurance Commissioner of the State of Iowa as soon as reasonably practicable, but no later than December 31, 2020, and submit biographical affidavits to the Insurance Commissioner of the State of Iowa as soon as reasonably practicable, (ii) the Purchaser shall file, or cause to be filed, a Section 1506 filing with the Superintendent of the NYDFS as soon as reasonably practicable but no later than December 31, 2020, and submit biographical affidavits to the Superintendent of the NYDFS as soon as reasonably practicable, (iii) if required, the Company shall file, or cause to be filed, a “Form D” Prior Notice of a Transaction with respect to the Reinsurance Agreement with the Insurance Commissioner of the State of Iowa as soon as reasonably practicable, (iv) each of the Purchaser and the Company shall file a notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to the transactions contemplated hereby and, within 10 Business Days of the date hereof, requesting early termination of the waiting period under the HSR Act, (v) the Company shall file, or cause to be filed, a supplemental listing application with the NYSE as soon as reasonably practicable and (vi) each of the Purchaser and the Company shall file any other filings, applications and submissions necessary, proper or advisable to consummate the transactions contemplated hereby with any Governmental Authority as promptly as practicable.
(c)Each of the Company and the Purchaser shall, and shall cause their respective Affiliates to, use reasonable best efforts to obtain all consents, approvals, authorizations or waivers of Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated hereby as soon as reasonably practicable.
(d)Each of the Company and the Purchaser shall consult with one another with respect to the obtaining of all consents, approvals, authorizations or waivers of Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated hereby and each of the Company and the Purchaser shall keep the others apprised on a prompt basis of the status of matters relating to such consents, approvals, authorizations or waivers. The Company and the Purchaser shall have the right to review in advance and, to the extent practicable, and subject to any restrictions under Requirements of Law, each shall consult the other on, any filing made with, or written materials submitted to, any Governmental Authority in connection with the transactions contemplated hereby and each party agrees to in good faith consider and reasonably accept comments of the other party thereon. The Company and Purchaser shall promptly furnish to each other copies of all such filings and written materials after their filing or submission, in each case subject to Requirements of Law. The Company and the Purchaser shall promptly advise each other upon receiving any communication from any Governmental Authority with respect to any consent, approval, authorization or waiver is required to consummate the transactions contemplated hereby, including promptly furnishing each other copies of any written or electronic communication, and shall promptly advise each other when any such communication causes such party to believe that there is a reasonable likelihood that any such consent, approval, authorization or waiver will not be obtained or that the receipt of any such consent, approval, authorization or waiver will be materially delayed or conditioned. The Company and the Purchaser shall not, and shall cause their respective Affiliates not to, permit any of their respective directors, officers, employees, partners, members, shareholders or any other representatives to participate in any live or telephonic meeting (other than non-substantive scheduling or administrative calls) with any Governmental Authority in respect of any filings, investigation or other inquiry relating to the transactions contemplated hereby unless it consults with the other in advance and, to the extent permitted by Requirements of Law and by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting. Notwithstanding the foregoing, in no event will any party be required to disclose to any other party any personally identifiable information.
8.Termination.
8.1    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Initial Closing or the Subsequent Closing, as applicable:
(a)by mutual written consent of the Purchaser and the Company; and

(b)by either party, if the other party shall have breached any of its obligations under this Investment Agreement and such breach remains uncured 45 days after notice of such breach by the non-breaching party to the breaching party;
(c)if any Restraint enjoining or otherwise prohibiting the Initial Investment or the Subsequent Investment shall be in effect and shall have become final and nonappealable; or
(d)by either the Company or the Purchaser if the Subsequent Closing shall not have occurred prior to 5:00 p.m., New York City time, on June 17, 2021 (the “Outside Termination Date”); provided that, if on a date that would have been the Outside Termination Date the condition set forth in Section 4.1(c)(ii) is the only condition in Section 4.1 that shall not have been satisfied or waived on or before such date, the Outside Termination Date shall be automatically extended until 5:00 p.m., New York City time, on August 17, 2021, in which case the Outside Termination Date shall be deemed for all purposes under this Agreement to be such later date; provided further that the right to terminate this Agreement under this Section 8.1(d) shall not be available to a party whose failure to fulfill any material obligation under this Agreement or other material breach of this Agreement has been the primary cause of, or resulted in, the failure of the Subsequent Closing to have occurred prior to such time.
8.2    Effects of Termination. In the event of termination of this Agreement by any party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party; provided that (a) Section 9, Sections 11 through 14 and Sections 16 through 21 shall survive such termination and (b) if the Initial Closing has occurred, Section 5.16, Section 6.11, Section 7.1 and Section 7.5 shall survive such termination. No such termination shall relieve any party of any liability or damages to the other party resulting from any willful and material breach of this Agreement prior to such termination; provided that any cause of action with respect to any such breach must be brought no later than the 60th day following such termination. Notwithstanding anything to the contrary herein, the parties hereto acknowledge and agree that nothing contained herein shall be deemed to affect their right to specific performance in accordance with this Agreement.
9.Definitions.
9.1    Certain Defined Terms. As used in this Agreement the following terms have the following respective meanings:
acting in concert: A Person shall be deemed to be “acting in concert” with another Person if such Person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding (whether or not in writing)) in concert with, or towards a common goal relating to, changing or influencing the control of the Company or in connection with or as a participant in any transaction having that purpose or effect, in parallel with such other Person where (a) each Person is conscious of the other Person’s conduct and this awareness is an element in their decision-making processes and (b) at least one additional factor supports a reasonable determination by the Board that such Persons intended to act in concert or in parallel, which such additional factors may include exchanging information, attending meetings, conducting discussions, or making or soliciting invitations to act in concert or in parallel. A

Person who or which is acting in concert with another Person shall also be deemed to be acting in concert with any third party who is also acting in concert with such other Person.
Adjusted BVPS: The Company’s consolidated book value per share of Common Stock, excluding Accumulated Other Comprehensive Income and the net impact of fair value accounting for derivatives and embedded derivatives, as reflected in the Company’s most recent fiscal quarter-end financial supplement publicly disclosed prior to the Subsequent Closing. Adjusted BVPS shall be calculated in a manner consistent with the Company’s financial supplement for the quarter ended June 30, 2020 publicly disclosed on August 5, 2020.
Affiliate: The meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all Persons or entities that at any time during the Standstill Period become Affiliates of any Person or entity referred to in this Agreement.
beneficial owner, beneficial ownership and beneficially own: A Person shall be deemed the “beneficial owner” of, have “beneficial ownership” of and to “beneficially own” any shares of Common Stock:
(a)which such Person or any of such Person’s Affiliates, directly or indirectly, owns or has the right to acquire (whether such right is exercisable immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such Person) or upon compliance with regulatory requirements, stock exchange rules and regulations or otherwise) pursuant to any agreement, arrangement or understanding (whether or not in writing), or upon the exercise of conversion rights, exchange rights, other rights, warrants or options, or otherwise;
(b)which such Person or any of such Person’s Affiliates, directly or indirectly, has the right to vote or dispose of or is the beneficial owner of, beneficially owns or has beneficial ownership of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing;
(c)which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate thereof) and with respect to which such Person (or any of such Person’s Affiliates) has any agreement, arrangement or understanding (whether or not in writing) (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), for the purpose of acquiring, holding, voting or disposing of any voting securities of the Company; or
(d)which are the subject of a derivative transaction entered into by such Person (or any of such Person’s Affiliates), including, for these purposes, any derivative instrument (whether or not presently exercisable) acquired by such Person (or any of such Person’s Affiliates), that gives such Person (or any of such Person’s Affiliates) the economic equivalent of direct or indirect ownership of, or opportunity to obtain ownership of, an amount of such securities where the value of the derivative is determined in whole or in part with reference to, or derived in whole or in part from, the price or value of such securities, or which provides such Person (or any of such Person’s Affiliates) an opportunity, directly or indirectly, to profit, or to share in any profit, derived from any change in the value of such securities, in any case without regard to whether (i) such derivative conveys any voting rights in such securities to such Person (or any Affiliate thereof), (ii) the derivative is required to be, or capable of being, settled through delivery of such securities, or (iii) such Person (or any of such Person’s Affiliates) may have entered into other transactions that hedge the economic effect of such derivative. In determining the number of shares of Common Stock the subject Person shall be deemed the beneficial owner of, to beneficially own or to have beneficial ownership of by virtue of the operation of this Section 9.1(d), the subject Person shall be deemed to beneficially own (without duplication) the notional or other number of shares of Common Stock specified in the documentation evidencing the derivative position as being subject to be acquired upon the exercise or settlement of the applicable right or as the basis upon which the value or settlement amount of such right, or the opportunity of the holder of such right to profit or share in any profit, is to be calculated in whole or in part, and in any case (or if no such number of shares of Common Stock is specified in such documentation or otherwise), as determined by the Board in good faith to be the number of shares of Common Stock to which the derivative position relates;
provided that the Purchaser’s “beneficial ownership” shall not include any shares of Common Stock beneficially owned by any Walled-Off Affiliates.
Business Day: Any day except a Saturday, a Sunday, or any day on which banking institutions in West Des Moines, Iowa, or New York, New York are required or authorized by law or other governmental action to be closed.
Capital Stock: As to any Person, any and all shares of stock of a corporation, partnership interests or other equivalent interests (however designated, whether voting or non-voting) in such Person’s equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such Person.
CFIUS: the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity.
CFIUS Approval: (a) a written determination from CFIUS to the effect that its review of the transactions contemplated by this Agreement and subsequent investigation, if any, have been concluded and that a determination has been made that there are no unresolved national security concerns, or (b) following an investigation conducted by CFIUS, CFIUS reports the transactions to the President of the United States and (x) the President of the United States makes a decision not to suspend or prohibit the transactions pursuant to his authorities under Section 721; or (y) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after fifteen (15) days from the earlier of the date the President received such report from CFIUS or the end of the investigation period.
Clawback Event: An event that results in the Board becoming entitled to lower the amount of incentive compensation of any individual pursuant to the Company’s Incentive Compensation Repayment Policy, as described in the Company’s proxy statement for its 2020 annual meeting of shareholders, and determined as if such Policy remains in effect, unamended, for the entire Standstill Period, regardless of whether such compensation is actually lowered.

Code: The Internal Revenue Code of 1986, as amended, and any successor statute (together with all rules and regulations promulgated thereunder).
Contagion Event: (a) The outbreak of contagious disease, epidemic or pandemic (including COVID-19) or the continuation, escalation or worsening thereof, (b) the responses to the foregoing of any Governmental Authority and other Persons, and (c) any changes in Requirements of Law in response to the foregoing, in each case, whether in place currently or adopted or modified hereafter, including any quarantine, “shelter-in-place,” “stay at home,” social distancing, shut down or closure.
DPA: Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. §4565), and all rules and regulations issued and effective thereunder.
Exchange Act: The Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
group: The meaning set forth in Section 13(d) of the Exchange Act.
Governmental Authority: Any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
NYSE: The New York Stock Exchange.
Person: An individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a government or any department or agency thereof.
Qualified Candidate: An individual who (a) qualifies as independent of the Company under all applicable listing standards, applicable rules of the SEC and publicly disclosed standards used by the Board in determining the independence of the Company’s directors, other than any standard or rule that is implicated by any connection between such individual and the Purchaser, and (b) meets all other generally applicable qualifications required (i) for service as a director set forth in the Company’s organizational documents and corporate governance guidelines and (ii) by the Iowa Insurance Division and the New York Department of Financial Services.
Ratings Event: The financial strength rating assigned to American Equity Investment Life Insurance Company by any two of A.M. Best Company, Inc., S&P Global or Fitch Ratings Ltd. falls to or below “BB” at any one time.
Representative: As to any Person, such Person’s directors, members, partners, managers, officers, employees, agents and other representatives, in each case to the extent acting in their capacity as such.
Requirements of Law: As to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination or decree, or determination, of an arbitrator or a court or other

Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
SEC: The U.S. Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act or the Exchange Act, whichever is the relevant statute for the particular purpose.
Securities: The shares of Common Stock issued by the Company and purchased by the Purchaser or the Purchaser Subsidiary pursuant to this Agreement.
Securities Act: The Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.
Subsidiary: As to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such Person and one or more Subsidiaries of such Person (or a combination thereof).
Trading Day: a Business Day on which (i) shares of Common Stock are open for trading on the NYSE, (ii) solely with respect to Section 7.4(b), the Purchaser and its Affiliates are not restricted from selling shares of Common Stock under Rule 144 by reason of the volume limitations under Rule 144 and only to the extent that on such day shares of Common Stock are actually sold by the Purchaser and its Affiliates up to the maximum permitted by such volume limitations, and (iii) the Purchaser and its Affiliates are not otherwise subject to a blackout period imposed by the Company restricting the sale or purchase of shares of Common Stock.
Voting Stock: As to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.
Any of the above-defined terms may, unless the context otherwise requires, be used in the singular or plural depending on the reference.
10.Survival of Representations and Warranties. The Initial Closing Representations shall terminate and be of no further force or effect on the date that is thirty days following the Company’s filing of the annual report on Form 10-K for the fiscal year that includes the Initial Closing Date and the Subsequent Closing Representations shall terminate and be of no further force or effect on the date that is thirty days following the Company’s filing of the annual report on Form 10-K for the fiscal year that includes the Subsequent Closing Date; provided that in no event shall either such period exceed six months after the Initial Closing Date, in respect of the Initial Closing Representations, and six months after the Subsequent Closing Date, in respect of the Subsequent Closing Representations. The representations and warranties of the Purchaser contained in or made pursuant to this Agreement as of the date of this Agreement and on the Initial Closing Date shall terminate and be of no further force or effect on the date that the Initial Closing Representations shall terminate pursuant to this Section 10 and the representations and warranties of the Purchaser contained in or made pursuant to this Agreement as of the Subsequent Closing Date shall terminate and be of no further force or effect on the date that the

Subsequent Closing Representations shall terminate pursuant to this Section 10.
11.Amendments and Waivers. Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment, by each of the parties, or in the case of a waiver, by the party against whom the waiver is to be effective.
12.Notices, etc. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent (a) if to the Purchaser or the Purchaser Subsidiary, to Jennifer Mazin, at Brookfield Place, Suite 300, 181 Bay Street, Toronto, Ontario, Canada M5J 2T3, or at jennifer.mazin@brookfield.com (or at such other address or e-mail address as the Purchaser shall have furnished to the Company in writing), in each case with a copy (which shall not constitute notice) to the attention of Richard Hall and David J. Perkins, at Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, NY 10019, or to rhall@cravath.com and dperkins@cravath.com, or (b) if to the Company, to Renee D. Montz, at 6000 Westown Parkway, West Des Moines, IA 50266, or at rmontz@american-equity.com (or at such other address or e-mail, or to the attention of such other officer, as the Company shall have furnished to the Purchaser in writing), in each case with a copy (which shall not constitute notice) to the attention of Shilpi Gupta, Esq. at the following address: Skadden, Arps, Slate, Meagher & Flom LLP, 155 North Wacker Drive, Chicago, IL 60606, or to shilpi.gupta@skadden.com, and Todd E. Freed, Esq. at the following address: Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, New York 10001, or to todd.freed@skadden.com.
13.Construction.
(a)As used in this Agreement (i) the term “including” means “including, without limitation,” (ii) words of one gender shall be held to include the other genders as the context requires, (iii) the words “hereof,” “herein,” “hereby,” “hereto” and “herewith” and words of similar import shall, unless the context otherwise states or requires, refer to this Agreement as a whole and not to any particular provision of this Agreement, and all references to the introduction, Sections or Exhibits, unless the context otherwise states or requires, are to the introduction, Sections or Exhibits of, or to, this Agreement, (iv) the word “or” shall not be exclusive and (v) the words “date hereof” shall mean the date of this Agreement.
(b)To the extent that the Company or the Purchaser is required to cause its Affiliates to take, or use reasonable best efforts to take, any action and any one or more of such Affiliates fails to take or use reasonable best efforts to take such action, then the Company or the Purchaser, as applicable, shall be deemed in breach of this Agreement.
(c)The Purchaser and the Company have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Purchaser and the Company and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any provisions of this Agreement.
(d)As used herein all references to issued and outstanding shares of Common Stock shall exclude treasury shares.
(e)As used herein all references to $ or dollars shall refer to United States dollars.
(f)References to the “parties” to this Agreement shall refer to the Purchaser, the Purchaser Subsidiary and the Company, with the Purchaser and the Purchaser Subsidiary deemed to be a single “party”, unless the context otherwise requires.
14.Publicity. Except pursuant to Requirements of Law or stock exchange rules, neither party shall issue a press release or other public announcement or otherwise make any public disclosure concerning this Agreement or the transactions contemplated hereby, without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, either party may issue a press release or other public announcement in connection with the enforcement of its rights and remedies under this Agreement.
15.Specific Performance. The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.
16.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. Each of the parties hereto agrees, with respect to any action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) to submit to the exclusive personal jurisdiction of the State or Federal courts in the Borough of Manhattan, the City of New York, (b) that exclusive jurisdiction and venue shall lie in the State or Federal courts in the State of New York, and (c) that notice may be served upon such party at the address and in the manner set forth for such party set forth in Section 12.
17.Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
18.Expenses. Each of the parties will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this

Agreement.
19.Counterparts; Electronic Signature. This Agreement may be executed and delivered in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed by facsimile, by any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act, or other Requirements of Law, e.g., www.docusign.com or by .pdf signature by any party and such signature shall be deemed binding for all purposes hereof without delivery of an original signature being thereafter required.
20.Severability. Any term or provision of this Agreement that is illegal, invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without rendering illegal, invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the legality, validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. In the event that any provision hereof would, under Requirements of Law be illegal, invalid or unenforceable in any respect, each party hereto intends that such provision shall be reformed and construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, Requirements of Law and to otherwise give effect to the intent of the parties hereto.
21.Miscellaneous. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto. Neither party hereto may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party. This Agreement shall not inure to the benefit of any other Person. This Agreement (including Exhibit A) embodies the entire agreement and understanding between the Purchaser, the Purchaser Subsidiary and the Company and supersedes all prior agreements and understandings relating to the subject matter hereof.

[Signature Pages Follow]

Very truly yours,

AMERICAN EQUITY INVESTMENT LIFE
HOLDING COMPANY

By:		/s/ Anant Bhalla
	Name:	Anant Bhalla
	Title:	Chief Executive Officer and President

The foregoing Agreement is hereby agreed to as of the date first written above.

BROOKFIELD ASSET MANAGEMENT INC.

By:		/s/ Sachin Shah
	Name:	Sachin Shah
	Title:	Chief Investment Officer

BURGUNDY ACQUISITIONS I LTD.

By:		/s/ James Bodi
	Name:	James Bodi
	Title:	Director